Exhibit 99.1

Nabors Announces Offering of its $200,000,000 Exchangeable Senior Unsecured Notes

Hamilton, Bermuda, February 9, 2023 /PRNewswire/ — Nabors Industries Ltd. (“Nabors”) (NYSE: NBR) announced today that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”), has commenced an offering of $200,000,000 aggregate principal amount of exchangeable senior unsecured notes due 2029 (the “notes”), subject to market and other conditions, through a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be fully and unconditionally guaranteed by Nabors. Nabors intends to use the net proceeds from the offering to redeem all of its outstanding 9.00% senior priority guaranteed notes due February 2025. Any excess proceeds will be used for general corporate purposes, which may include the repayment of other indebtedness.

The notes will bear interest payable semi-annually in arrears. The notes will be exchangeable at the option of the holders during certain specified periods and upon certain specified events in accordance with the terms of the notes. Upon any exchange, NII will settle its exchange obligation in cash, common shares of Nabors, or a combination of cash and common shares of Nabors, at NII’s election. The interest rate, exchange rate and other terms of the notes will be determined at the time of pricing of the offering. In addition, NII expects to grant the initial purchasers of the notes a 30-day option to purchase up to an additional $30,000,000 aggregate principal amount of notes.

The notes, the guarantee and Nabors’ common shares issuable upon the exchange of the notes, if any, will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or NII, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

About Nabors Industries

Nabors Industries is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower- carbon world.

Investor Contacts:

For further information regarding Nabors, please contact William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, at +1 281-775-2423 or via email william.conroy@nabors.com or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com.